DEFA14A Filing

SCHEDULE 14A INFORMATION PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934 (Amendment No.)

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/ /	Preliminary Proxy Statement
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/ /	Confidential, for Use of the Commission Only (as
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/ /	Definitive Proxy Statement
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/ /	Definitive Additional Materials
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/X /	Soliciting Material Pursuant to Sec. 240.14a-11(c) or
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PUTNAM TAX-FREE HEALTH CARE FUND (Name of Registrant as Specified In Its Charter) (Name of Person(s) Filing Proxy Statement, if other than Registrant)

MEMORANDUM cont.

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FOR IMMEDIATE RELEASE
Contacts:
SHAREHOLDERS	MEDIA
1-800-225-1581	Sinead Martin - 617-760-8515

PUTNAM TAX-FREE HEALTH CARE FUND ANNOUNCES ANNUAL SHAREHOLDER MEETING DETAILS

BOSTON, Mass., May 12, 2006 -- Putnam Investments announced today that the annual meeting of shareholders of Putnam Tax-Free Health Care Fund (NYSE: PMH) will be held at 11:00 a.m. on July 31, 2006 at the offices of the Fund in Boston.

The agenda for the annual shareholder meeting will include the election of nominees for Trustees of the Fund and consideration of a shareholder proposal requesting that the Trustees take steps to convert the Fund into an open-end investment company or otherwise enable Fund shareholders to realize the net asset value of their shares. The Trustees are recommending that shareholders vote against this shareholder proposal. In making this recommendation, the Trustees considered various factors relating to the Fund’s investment operations and history, and they concluded that the potential advantages to the Fund and its shareholders of retaining the closed-end structure outweigh the benefits of converting to open-end status.

Further details about the annual shareholder meeting and the recommendations of the Trustees will be included in a proxy statement filed with the Securities and Exchange Commission and mailed to Fund shareholders in advance of the shareholder meeting. The proxy statement is expected to be available in the coming weeks. This announcement is not intended to constitute the solicitation of a proxy from any shareholder.

Putnam Tax-Free Health Care Fund is a closed-end bond fund that seeks as high a level of current income exempt from federal income tax as Putnam believes is consistent with the preservation of capital. Under normal circumstances, the fund invests at least 80% of its net assets in tax-exempt securities. In addition, under normal circumstances the fund invests at least 80% of its net assets in securities of issuers in the health care sector.

To receive a free copy of the definitive proxy statement relating to the annual shareholder meeting after the proxy statement has been filed with the SEC, please call 1-800-225-1581. The proxy statement will also be available without charge on the SEC's website (www.sec.gov). Read the proxy statement carefully before submitting your proxy, as the proxy statement will contain important information about the matters to be voted upon.

About Putnam Investments: At Putnam Investments, the top priority remains prudently managing money for our more than 10 million individual and institutional investors worldwide. Since 1937, the company’s values have been rooted in a profound sense of responsibility for the money entrusted to it. Putnam uses a research-driven team approach to seek consistent, dependable, superior investment results over time, although there is no guarantee a fund will meet its objectives. Putnam is committed to doing what's right for investors, including maintaining stringent investor protections for every Putnam fund.

Founded in 1937, Putnam Investments is one of the nation’s oldest and largest money management firms. As of April 30, 2006, Putnam managed $191 billion in assets, of which $127 billion is for mutual fund investors and $64 billion is for institutional clients. Putnam has headquarters in Boston and offices in London and Tokyo. For more information, go to www.putnaminvestments.com.

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